Exhibit 99.1

Conference Call Transcript

OPTN - Q3 2004 Option Care, Inc. Earnings Conference Call

Event Date/Time: Nov. 04. 2004 / 10:00AM ET

CORPORATE PARTICIPANTS

Raj Rai

Option Care, Inc. - CEO

Rick Smith

Option Care, Inc. - President and COO

Paul Mastrapa

Option Care, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Anne Barlow

SWS Securities - Analyst

John Ransom

Raymond James - Analyst

Art Henderson

Jeffries and Co - Analyst

Greg Haddad

First Analysis - Analyst

Jeff Allen

Silvercrest Asset Management — Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Option Care, Inc. third quarter 2004 earnings conference call.

My name is Bill and I will be your conference coordinator for today.

At this time, all participants are in a listen-only mode. However, we will be facilitating a question and answer session towards the end of today’s conference. [OPERATOR INSTRUCTIONS]

I would now like to turn the conference over to your host for today’s presentation, Mr. Raj Rai, CEO, Chief Executive Officer. Please precede, sir.

Raj Rai  — Option Care, Inc. - CEO

Thank you.

Good morning, everyone. Thank you for joining our third quarter 2004 conference call. Also on the call with me are Rick Smith, our President and COO, Paul Mastrapa, Chief Financial Officer, Joe Bonaccorsi, our General Counsel.

By now you should have a copy of the press release issued by the company this morning. If you’ve not received it, please call Leticia Carrillo at 847-229-7731 and it will be faxed to you promptly.

Please be advised in keeping with the SEC Reg FD guidelines, this call may be accessed by Web cast through Option Care’s Web site at www.optioncare.com.  Any remarks that Option Care may make about future expectations, plans, and prospects for Option Care constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements. Such forward-looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf.  These risks and uncertainties and other important factors are discussed in Option Care’s Annual Report on Form 10-K for the year ended December 31, 2003, which is on file with the SEC.

Option Care anticipates that subsequent events and developments may cause its estimates to change or it may elect to update these forward-looking statements at some point in the future. Option Care specifically disclaims any obligations to do so.

I will now give the highlights for the quarter. Rick and Paul will give updates on operations and key financial highlights later in the call.  As announced previously and noted in the press release issued this morning, we reported $100 million in revenues for the third quarter. This represented a 21% growth from the same period in 2003. The earnings almost doubled to $0.21 a share in the third quarter before the impact of charges in the third quarter of 2003.  We’re extremely pleased with the steady progress in our business. Cash flow continues to be strong and we continue to increase our cash position.

I would like to take, to spend some time on a recent announcement on the $75 million convertible offering.  As you may know, last week we completed the transaction successfully at very attractive terms. We will use the bookings from this financing in three key areas:

•                                          acquisitions,

•                                          share repurchases,

•                                          general working capital needs.

Let me discuss these in detail.

First the acquisitions, we have been working on building a comprehensive pipeline of targets that consist of franchises and independent pharmacies. We’ve identified about 20 or so new markets in which there are attractive dynamics where we could expand into. These markets would allow us to increase our coverage in approximately 10 new states in the new few years. We’re also looking at acquisition opportunities in existing markets.

We anticipate all our acquisition activity will be accretive and strategic in nature. In addition to acquisitions we may enter a new market with a start up on our own or with a strategic alliance with a hospital system in the form of a joint venture.

In the third quarter, we successfully launched our first start-up in Atlanta. We plan to initiate our second start-up in Vancouver, Washington, which will serve the Portland, Oregon market in the fourth quarter of this year. We are very excited about these opportunities and these acquisitions and start-ups are closely tied to our managed care and new products growth prospects.

Second, our Board of Directors has also increased our share buyback ability from $8 million to $30 million. This will allow us to opportunistically invest in our stock from time to time.

And finally we’ll use the cash for working capital needs to fund growth and infrastructure improvements.

We are well positioned in the marketplace with an integrated model of providing pharmacy services to patient with acute and chronic conditions that require medications that are IV administered or injected. We have an excellent model delivering pharmaceutical and clinical services to our local and central pharmacies to patients at their homes, their physician offices, and ambulatory infusion centers.  Our services are particularly attractive to managed care organizations and manufacturers as we provide a cost effective and high quality access to healthcare needs of their patients.

We are currently working on a strategic plan for 2005 and will provide you with the highlights and growth metrics sometime early next year. We estimate that we will end this year in the range of $0.86 to $0.87 a share and a cash-rich balance sheet.

Before I turn the call to Rick, I’m pleased to announce that our Board of Directors has also approved a 2-cent a share cash dividend for the third quarter. This is our third consecutive quarter of cash dividends.

Rick will now discuss the operational highlights of the third quarter and some objectives for the fourth quarter. Rick?

Rick Smith  — Option Care, Inc. - President and COO

Thank you, Raj. Good morning, everyone.

Over a year ago we put forth a goal to focus our revenue programs in areas that would yield growth in recurring therapies that leveraged our 25 years of clinical excellence. We thought that we could be successful with the clinical marketing programs we introduced due to the powerful distribution platform we have created. Our distribution platform combines both central and local pharmacy distribution and clinical management that enables us the flexibility to customize solutions for all of our customers based on their needs.

We have spent substantial time and resources in reconnecting with the over 300 managed care relationships that we currently have. We’ve been able to increase market share gains through these relationships in both specialty and infusion revenue.

We have been able to move forward in a positive direction a number of OptionMed specialty business relationships that were created both in the current year and in prior years. We would look to achieve revenue pull through from these relationships in the fourth quarter and well into next year.

We’ve completed the first fiscal year of our launch and marketing of Xolair. We’ve successfully performed in serving this very important patient community and manufacturer relationship.

We are preparing our organization to launch new drugs that will be approved in the near term and also are preparing to assist in programs for existing drugs where we believe our platform can be helpful in an improved and more cost effective service model, especially through our ambulatory infusion centers.

We have begun our Synagis season and look to grow our census and revenue base this season over last season.

We have launched our Physician Options program that is targeting solutions for physician practices in the specialty and infusion markets. We have launched our Hospital Options program that enables us to work more effectively with hospital systems in existing and in new markets that we have targeted.

We have also been more aggressive in promoting our ambulatory infusion centers to physicians, patients, managed care, and manufacturers. We have over 80 ambulatory infusion centers in our network and we look to expand this number through strategic new starts and investments.

We are actively seeking strategic and accretive acquisition, particularly in the areas of home infusion, which would also include our franchise pharmacies and other independent businesses.  In addition to acquisitions, we are focusing on developing new manufacturer and managed care relationships for our specialty pharmacy and our infusion businesses.

We have focused on staffing efficiencies, our clinical leadership, our clinical bench strength, and continued training for all of our employees. We constantly review all areas of investment in our people, systems, and processes. We look to continue to operate more efficiently as we continue our focus on our revenue growth objectives.

Cash continues to be a high priority for us as we train our people to ensure the front-end process is complete for authorization of service, clean intake, accurate billing, and effective cash collection.

I would now like to turn the call over to Paul for the financial highlights.

Paul Mastrapa  — Option Care, Inc. - CFO

Thanks, Rick and good morning.

During the third quarter we experienced an acceleration of our sales growth and solid earnings performance. Our revenue was $100 million, a 21% increase from the $82 million reported in the third quarter of 2003.

Same store growth for our company-owned locations was 21% for the third quarter. Within our service lines, same store growth for specialty pharmacy revenues was 25% and home infusion and related services was 15%.

The net income for the third quarter was $4.6 million as compared to a net loss of $3 million for the third quarter of last year.

Earnings per share were $0.21 for the third quarter as compared to a loss per share of 14 cents for the prior year. The third quarter results of last year included a $0.24 per share charge.

For the 9 months ended September 30 revenue increased 16% to $302 million from $260 million for the prior year period. Year to date net income was $13.6 million or $0.63 per diluted share as compared to $4.7 million or $0.22 per diluted share for the first 9 months of 2003.

With respect to our specialty pharmacy services, our revenue growth continues to be attributable to a broad range of products within our therapy portfolio, such as growth hormone, hemophilia, IVIG, MS, biologicals, and our managed care specialty business. In addition, the sales of Xolair, which we launched in the third quarter of last year, continue to expand consistent with the market.

Our home infusion and related revenue growth as a result of our continued focus on sales and marketing in the markets we serve. We have seen particularly strong growth in our antibiotic, chemotherapy, nutritional, and pain management therapies.

Overall gross profit for the third quarter remained relatively stable at 29.9% as compared to 30% for the prior year quarter. While our revenue shifted toward lower margin specialty pharmacy revenues, which were 58% of revenues in the third quarter compared to 56% for the same quarter the prior year, we maintained our overall gross margin through improved gross margins within our home infusion services, which improved to 43.6% as compared to 40.2%

Gross profit for our specialty pharmacy services declined 170 basis points to 17.5% from 19.2%. Of this decline, 100 basis points relates to a shift in mix resulting from the sales of Xolair, which has a lower gross margin than our composite gross margin.  The remaining 70 basis point reduction is due to a combination of lower margins within our hemophilia and IVIG product portfolio and increased sales from our lower margin managed care specialty services.

SG&A expenses as a percentage of revenues declined to 19.8% for the third quarter of 2004 as compared to 23.3% prior to the charges recognized during the prior year third quarter.  This reduction was enabled by the strong revenue growth as well as the cost reduction initiatives completed in the third quarter of last year and ongoing cost controls. However, during the third quarter SG&A expenses as a percentage of revenue increased 30 basis points as compared to the prior quarter ended June 30, 2004 primarily due to professional fees resulting from compliance activities with the Sarbanes-Oxley Section 404 requirements.  I expect that we will continue to see increased professional fees during the fourth quarter as we finalize our certification process.

Now to summarize cash flow, the company generated $8.3 million of positive operating cash flow during Q3. Day sales outstanding were 58 days at the end of the third quarter, a decrease of 3 days from the prior quarter ended June 30. Our focus remains on further improving accounts receivable management and further lowering of DSOs by the end of the year.

Through the third quarter we also invested $1.5 million in equipment purchases and $2 million in two acquisitions during the quarter, which were consolidation opportunity in existing markets we serve.

We ended the third quarter debt free with $17.7 million of cash on hand. As previously announced, on November 2 we successfully completed a $75 million offering of convertible senior notes due 2024 with an interest rate of 2.25%. The initial purchasers were granted an option to purchase up to an additional $11.25 million in principle amount of notes.

These convertible notes are senior, unsecured obligations of Option Care and include a mandatory net share settlement feature that requires the principle amount of the notes to be repaid in cash. As a result, we will include interest expense and origination fees in our financial results for the calculation of fully diluted earnings per share.

If the stock price exceeds the $18.01 conversion price of the notes, we will also include any incremental shares in our fully diluted shares outstanding. The notes are not redeemable by us until November 1, 2009 and holders of the convertible notes will be able to require us to repurchase all or a portion of the convertible notes on November 1, 2009, 2014, and 2019.

We expect the proceeds of these notes to be used for acquisitions, share repurchases, and general corporate purposes.

Finally, we expect earnings per share to range from $0.86 to $0.87 for 2004 or $0.23 to $0.24 for the fourth quarter. These estimates do not include any impact from future acquisitions.

Now I’d like to ask the operator to open the call to questions.

QUESTION AND ANSWER

Operator

Thank you very much, sir.

[OPERATOR INSTRUCTIONS]

And your first question comes from Anne Barlow of Southwest Securities. Please proceed.

Anne Barlow  — SWS Securities - Analyst

Good morning. A couple of questions, guys.

First are you experiencing any market increase in labor costs for your nurses and your pharmacists on your infusion pharmacies?

Rick Smith  — Option Care, Inc. - President and COO

Anne, this is Rick. Not material. We think we’ve been fortunate where we’ve been doing a lot of work in terms of seeking and retaining our clinical staff. Sometimes you have demands of higher amounts than we’re used to paying. But we’ve been able to secure good clinical resources at some - pretty much we’re consistent with what we’ve been paying over the last year.

Anne Barlow  — SWS Securities - Analyst

OK. And could you give us a little more color on the Synagis season? Does this look like it’s started off as expected or better than expected? And if you’ve picked up any contract wins for Synagis for this round?

Rick Smith  — Option Care, Inc. - President and COO

Yeah, we’ve picked up some lives out of WellPoint in some different states in the Medicaid plan this season that we should see kick in, in November-December. We also have picked up some local contract wins in different states that we did not have last year. We have seen in some markets a delay from managed care in terms of when they want to start the Synagis season. Sometimes November 1st, versus in October. Some of them have relented to - have allowed us to start it in October.  So it’s been across the board and we clearly think that our model with our local pharmacies and the nursing is a competitively unique model that will help us continue our success in this important therapy.

Anne Barlow  — SWS Securities - Analyst

So you were saying that you thought this season would meet or beat last season. I think that is what you said Paul or I can’t remember?

Rick Smith  — Option Care, Inc. — President and COO

Yes we do.

Anne Barlow  — SWS Securities - Analyst

Okay. Alright thanks.

Operator

Thank you very much ma’am. Ladies and gentlemen you’re next question comes from John Ransom of Raymond James. Please proceed.

John Ransom — Raymond James

John Ransom. Hi, I just had a few things. First of all I would love your commentary on Antigren and how you think that distribution is going to be handled by the manufacturer and secondly, just want to understand the thought process behind the convert (convertible debt offering) the insider sell and the obvious pressure put on your stock and just you know a company with an un-leveraged balance sheet that’s using that financing option which I guess in the short-term didn’t look like it was great for the common shareholders and I’ve got a couple of follow-ups. Thanks.

Raj Rai  — Option Care, Inc. - CEO

John good morning it’s Raj.

John Ransom  — Raymond James - Analyst

Hi Raj.

Raj Rai  — Option Care, Inc. - CEO

First of all on your question on Antigren, we believe that the launch of Antigren, if and when approved, will be a much more broader based distribution model where the product will most likely be available to the home care channel, so the product will be readily available to all providers. And what we know today, the product most likely will begin in terms of administration in the physician office and at some point probably might migrate to home care.

Since it’s an IV administered drug it is our hope that - and with the model that we have - we could work with both the manufacturer as well as the physicians involved in the administration of the therapy.

John Ransom  — Raymond James - Analyst

Raj, is a good parallel - do you think a good parallel is Synagis? I know it’s not seasonal necessarily, but the physician’s office for all distribution probably not a great margin, but big revenue number. Is that a decent parallel or is there a better drug?

Raj Rai  — Option Care, Inc. - CEO

I can’t comment on the margins because we don’t know what the price of the drug is or what the reimbursement level is going to be but all I can tell you is it’s a very good product. In some regards similar to the Synagis model but I think it requires much more - a higher level of clinical intervention than Synagis would.

John Ransom  — Raymond James - Analyst

Okay.

Raj Rai  — Option Care, Inc. - CEO

And, secondly, your comment on the convertible offering. As we were looking for alternatives and looking at ahead in time for growth prospects for the company. We had different strategies in place and we realized that this convertible offering was probably one of the best that we could look at for the near future considering the fact that there were uncertainties in the marketplace from the political environment standpoint as well as interest rate standpoint. So we had a great opportunity and we think that we got a great deal in terms of raising this money and the primary use, of course, of the proceeds are going to be for acquisitions as I alluded to at the beginning of my call and we think the terms are very attractive in terms of interest and this could really recapitalize the company in the next years.

John Ransom  — Raymond James - Analyst

Okay and just finally comments more forward looking I guess in terms of how you think the oncology market’s going to shake out in ‘05 and ‘06 vis-à-vis your managed care offering and on a one-to-ten how important this will be for the growth of the company? Are we over-thinking this one or is it going to be status quo or is there - are you seeing any movement on behalf of the commercial payers - are you losing in the market - with physicians at least being taken off the big drug spread by Medicare? Thanks.

Raj Rai  — Option Care, Inc. - CEO

You know, I don’t think there’s going to be status quo. I think next year’s going to be a transition year and there are a lot of unknowns at this point in terms of pricing — you know — what ASP is going to be for any given drug, but the model that we have in place is going to gain traction. Just as an example, we signed up with WellPoint, Medicaid Division as their only provider to provide all injectable drugs in their physician offices.

John Ransom  — Raymond James - Analyst

Great.

Raj Rai  — Option Care, Inc. - CEO

So that was a recent activity. So I can tell you that obviously that the peers are looking definitely at it and at some point we might become — providers like ourselves — will have an opportunity to work with Medicare as well, in those things.

John Ransom  — Raymond James - Analyst

Thanks a lot.

Raj Rai  — Option Care, Inc. - CEO

Thank you.

Operator

Thank you very much ladies and gentlemen. Your next question comes from Art Henderson of Jeffries and Company. Please proceed.

Art Henderson  — Jeffries and Co - Analyst

Hi, good morning. You mentioned that you’d seen some - a little bit of pressure in hemophilia and IVIG and I was wondering if you would elaborate on whether that’s coming from the manufacturer and or the managed care payers?

Rick Smith  — Option Care, Inc. - President and COO

Hi Art, it’s Rick. Over the past year, we’ve seen some level of pressure from different payer sources on the IVIG and on the hemophilia. We’ve also seen a slight up-tick in the acquisition costs as well from different manufacturers depending on the particular - the drug. So we’ve seen a little bit on both sides, but primarily what we think will impact us going forward will be on the acquisition costs and we’ve started to see that already. It’s not material to our numbers overall because our portfolio of therapies and revenue sources is pretty wide, given our consolidated revenue base.

Paul Mastrapa — Option Care, Inc. — CFO

Can I also add to that Art. We have seen within this environment that we’ve seen very strong growth within those two products in particular. Those were focused therapies with some of our sales initiatives and we have demonstrated good growth.

Art Henderson  — Jeffries and Co - Analyst

Okay, okay great. Thanks-

Raj Rai  — Option Care, Inc. - CEO

Predominately the margin issues are coming from - like for example the IVIG’s - from acquisition costs and pricing pressure from managed care.

Art Henderson  — Jeffries and Co - Analyst

Okay alright that’s good to know. Secondly, on the proceeds from the convert you talked about acquisitions as being the primary use of them. Do you have - how quickly can you put the money to work? Do you have some that are already identified that might be able to be done before the end of the year? Can you give us some perspective on that?

Raj Rai  — Option Care, Inc. - CEO

Yes, there are a number actually that are in various stages of our negotiation and our due diligence process. It is really our hope that we can put the money to use in relatively less time and I think that we have a couple of opportunities that we could potentially close by the end of the year.

Art Henderson  — Jeffries and Co - Analyst

How many in terms of your franchise networks, how many have you identified and what sort of timeframe would you kind of put on those? Not individually, but just in general?

Raj Rai  — Option Care, Inc. - CEO

There are a handful of opportunities and I would say in the range of somewhere between 10-15 franchise locations that we could acquire and that we have started our initial discussion or are in the process of due diligence.

Art Henderson  — Jeffries and Co - Analyst

Okay does—

Raj Rai  — Option Care, Inc. - CEO

And but obviously we’re not go close every acquisition in a short duration of time so you know it could be over a period of couple of years.

Paul Mastrapa — Option Care, Inc. - CFO

Art let me add something on that in terms of how quickly we put these proceeds to work. Because of the structure of the transaction, part of what was attractive to us in following this financing path was the carrying costs of this debt are fairly small to our - our financial statements which will — in other words we don’t feel pressure to move extremely fast to make acquisitions. We’re focused on making acquisitions at the right time with the right structure and not making sure that we get all this money to work as quickly as possible.

Art Henderson  — Jeffries and Co - Analyst

Yes, understood. What sort of interest income rates should we be looking at on your cash balances?

Paul Mastrapa — Option Care, Inc. - CFO

You know what we’re seeing in the marketplace today is somewhere on a pretax basis around 2-1/2 to -3% in that range.

Raj Rai  — Option Care, Inc. - CEO

Paul’s objective is to beat the interest expense or the interest income.

Paul Mastrapa — Option Care, Inc. - CFO

With very little risk.

Art Henderson  — Jeffries and Co - Analyst

Okay, okay and then one last question. Do you get the sense that John Kapoor having decided not to sell some of his position.  Has he sort of said I’ll come back to you and that’s why you increased your share or your repurchase authorization? I mean is that going to be a use of the proceeds at some point down the road here?

Raj Rai  — Option Care, Inc. - CEO

We can’t see for that at this point. We know that he did not sell his shares because the price valuation of our shares at that time were not very attractive.  He may or he may not. We don’t know at this point.

Paul Mastrapa — Option Care, Inc. - CFO

The share authorization - by the way - it was done at the time that the Board approved the convert and also was considering the repurchase of his stock, so his stock was already included in that repurchase authorization.

Art Henderson  — Jeffries and Co - Analyst

Okay, fair enough. Alright thank you.

Operator

Thank you very much sir. Ladies and gentlemen your next question comes from Greg Haddad (ph) of First Analysis. Please proceed.

Greg Haddad  — First Analysis - Analyst

Thanks, good morning. One follow-up on the share repurchase. How much of that has been spent so far?

Raj Rai  — Option Care, Inc. - CEO

We have approximately spent about $2.5 - $2.8 million.

Greg Haddad  — First Analysis - Analyst

Okay, thank you.  And then on hemophilia with the likely changes in the reimbursement structure from Medicare coming January 1st, do you have any information you can share with us on what the potential impact to you might be?

Raj Rai  — Option Care, Inc. - CEO

Greg, we don’t have at this point any Medicare population on hemophilia that we serve so definitely that’s an opportunity for us to now expand - as you know there’s more clarity and stability in the reimbursement from Medicare.

Greg Haddad  — First Analysis - Analyst

Okay, good and on Xolair, Genentech I think announced a 5% price increase back on the first of September. Does that have any impact on your margins or has that been offset by an increase on the payors side?

Rick Smith — Option Care, Inc. — President and COO

There’s been no change.

Greg Haddad  — First Analysis - Analyst

No change.

Paul Mastrapa — Option Care, Inc. — CFO

No change in margins.

Greg Haddad  — First Analysis - Analyst

Okay good and then you mentioned a couple of programs. I think Physicians Options and Hospital Options is relatively new. Can you expand upon those for us a little bit in terms of what those involve?

Rick Smith — Option Care, Inc. — President and COO

On the Physician Option side it is a essentially a focus on physician model in terms of AIC’s, ambulatory infusion centers, either working with physicians in their marketplace - their office to assist in a site of administration that we think is most effective for the patient and also for the physician. So we’ve done a significant amount of work in leveraging our existing physician relationships in the different markets in which we do business for this opportunity.

On the Hospital Option side, as Raj had mentioned in his opening comments, we have focused on different hospital systems where, given our expertise in infusion, it may be an opportunity for us to expand our concentration in existing markets where hospital systems may be in the business or want to get in the business and it would be a good opportunity for us to either joint venture or acquire their existing businesses. Also, we think it’s an opportunity to enter new markets with some substantial existing relationships in those new markets through hospital systems. So it’s essentially we think a very good strategic opportunity for us in the near term as well as into 2005.

Greg Haddad  — First Analysis - Analyst

Okay great. Thanks very much.

Operator

Thank you very much sir. Ladies and gentlemen if you wish to ask a question, please key star one. Your next question comes as a follow-up from John Ransom of Raymond James. Please proceed.

John Ransom  — Raymond James - Analyst

Good morning. One other thing I was curious about. Your infusion business last year seemed to have some correlation to the slow hospital volumes and recently that does not seem to be the case so I wonder if this is a market share shift away from bankrupt Coram and Accredo, shutting down of Gentiva’s, or if there is something else at work and then secondly I guess I’m curious. Since you guys are going to ramp up your acquisition program I guess we could reflect on lessons learned and system issues vis-à-vis - that got in the way of some of the performance last time so I’d just be interested if you could tell us about that. Thanks.

Raj Rai  — Option Care, Inc. - CEO

John this is Raj. In answer to your first question, definitely the third quarter historically has been a slow quarter for the organization and partly because of vacations and the general patterns in the business. The referrals are slow, but we definitely had an accelerated focus on growing the business so we definitely should have seen a shift either from competition or new business that has come our way and what was the second question?

John Ransom  — Raymond James - Analyst

Just kind of lessons learned of systems. I know your systems transition isn’t completely done do away from the old DOS based systems, but as you ramp up your acquisitions, I just wonder what might be done differently to maybe avoid some of the issues that came with the last phase of acquisitions kind of issues that came with the last phase of acquisitions kind of 2001, 2002 where you guys had some collection issues and some integration issues I guess in Texas if I remember, and just what maybe some of the lessons learned and some of the structural changes that may have been made since that time to prepare you for this next term?

Raj Rai  — Option Care, Inc. - CEO

You know, the first thing first is that we’re not going to do any acquisition for the sake of doing acquisitions. That was the lesson learned from the first time. Second, we’re going to look at good properties, good businesses that make a lot of business sense for us to acquire and so we want to look for high quality businesses and that should prevent from some of the issues we had in the past acquisitions that we did.

Secondly, we’re going to focus heavily on integration in terms of tightening down the process - the resources that will be involved. We’ll have dedicated resources to those endeavors to make sure that everything goes well. Thirdly, on the systems side - you know our system is - the new system is functioning. It’s in six sites now and so we can move an acquired location to that new system - but there ought to be — but again, we will not rush into it. We’ll take our time to do that.

John Ransom  — Raymond James - Analyst

How long do you think it will take you to convert a new branch into your new IT system? Is that a three month process? Thirty days; immediate; six months? What do you thinking about in terms of that?

Rick Smith  — Option Care, Inc. - President and COO

John, it’s Rick. We typically, with training and preparation there’s - before we even get to the branch - there’s a significant of upfront prep time that is done in terms of converting files and data into the new system and then we spend about 30 days - 30-45 days ahead of conversion training the staff, getting them ready and then there’s a 30-day follow-up with onsite training and hands-on knowledge transfer for the branch for the systems integration group, and so essentially we look to increase our conversions next year and look to have more staff and integration groups to ensure conversion as a successful conversion. But we’ve done a lot over the last year to improve the operating performance of the application, the structure of the system itself and the network and the servers in which the application runs. So we’ve done a lot to shore up the backbone to ensure that we only convert when we think it will be successful.

John Ransom  — Raymond James - Analyst

And I’m sorry, maybe you mentioned this. How many of your branches now are on your new IT system and what’s the rollout look like there?

Rick Smith — Option Care, Inc. — President and COO

We’ve got six on so far and we look to try to get at least three a quarter on the new system, or more depending on what we believe would be a good safe effective conversion and I think that’s a good number to rollout. We’ve done some things on our old system that enhances our visibility to - information to run the business to streamline and support that system as well. So we’ve been doing a number of things at the corporate level to support and enhance the operability of the existing system as well.

John Ransom  — Raymond James - Analyst

Okay thanks a lot.

Rick Smith — Option Care, Inc. — President and COO

Okay.

Operator

Thank you very much sir. Ladies and gentlemen, your next question comes from Art Henderson of Jeffries and Company. Please proceed.

Art Henderson  — Jeffries and Co - Analyst

Hi. I was curious to know. Have you ever indicated how much of your revenue comes from Aetna?

Raj Rai — Option Care, Inc. — CEO

No we have never disclosed that.

Art Henderson  — Jeffries and Co - Analyst

Well, I’m curious, I noticed that Priority Healthcare recently signed sort of a home infusion national contract with them. I’m wondering if that is going to put some pressure on that business for you in any way. What’s your perspective on that?

Raj Rai  — Option Care, Inc. - CEO

I’m not sure if they have an exclusive relationship because there are a number of providers under the Aetna agreement all over the country and we are one of the national providers. And again, Priority, with their acquisition, they’re not a national home infusion company, so as compared to our size and strength nationally. So we are currently a provider and we’re continuing to provide services.

Paul Mastrapa  — Option Care, Inc. - CFO

I have a couple of things to that, Art.  First, just in terms of total revenues, our largest exposure is with Blue Cross Blue Shield of Florida, which is about 16 to 17%. No other payer even makes up 5% of our total revenue. So Aetna, we do have a national agreement, but one thing I’d also add to Raj’s comment is that oftentimes that just also gets you into the network. Many of those national agreements are superseded by local agreements and driven by local relationships.

Art Henderson  — Jeffries and Co - Analyst

OK. All right, that’s good enough. Thank you.

Operator

Thank you very much, sir. Your next question comes from Jeff Allen of Silvercrest Asset Management. Please proceed.

Jeff Allen  — Silvercrest Asset Management - Analyst

Hi. Good morning, guys. A couple of quick questions. Could you just repeat, I think you said you had a new OptionMed customer. Was that WellPoint, did I hear that correctly?

Raj Rai  — Option Care, Inc. - CEO

Yes, we have had an agreement with WellPoint for the last couple of years and then we just recently expanded our relationship with their Medicaid Division which has got approximately 1.5 million lives in California, West Virginia and Virginia.

Jeff Allen  — Silvercrest Asset Management - Analyst

OK, thanks. And then the — also, could you please just talk about your ability to keep increasing the gross margin dollars in the specialty pharma segment going forward? I mean the third quarter of 2003 was a little bit of an easy comparison, I guess. Do you think you’ll still be able to keep the gross margin dollars increasing going forward?

Paul Mastrapa  — Option Care, Inc. - CFO

Yes, I do believe so, through our continued growth in Xolair, with Synagis coming on line in the fourth quarter.  Some of the negatives, as we talked about, have been margin compression within the blood side of our business. We’ve seen that impact. I fully expect it to continue to expand.

Jeff Allen  — Silvercrest Asset Management - Analyst

OK. And any kind of idea what sort of level the growth might — I mean will it be low single-digits, high single-digits or...?

Paul Mastrapa  — Option Care, Inc. - CFO

We’ll share more of that when we talk about ‘05 and complete our planning process.

Jeff Allen  — Silvercrest Asset Management - Analyst

OK. Thanks.

Operator

Thank you very much, sir.

And at this time we have no further questions. I’d like to turn the call back over to Raj Rai for any closing remarks. Please proceed, sir.

Raj Rai  — Option Care, Inc. - CEO

Thank you for your participation on the call today. We look forward in speaking to you soon and providing guidance, as well as I’ll give you an update on the fourth quarter. Thank you very much.

Operator

Thank you very much, ladies and gentlemen, for your participation in today’s conference call. This concludes the presentation and you may now disconnect. Have a good day.